Exhibit 99.2

[LOGO]	OraSure Technologies, Inc.

diagnostic solutions for the new millinnium

ORASURE TECHNOLOGIES RENEWS CREDIT FACILITY

WITH COMERICA BANK

BETHLEHEM, PA - September 17, 2003 - OraSure Technologies, Inc. (Nasdaq NM: OSUR), the market leader in oral fluid diagnostics, announced today the renewal of its existing credit facility with Comerica Bank (NYSE: CMA).

In September 2002, Comerica’s Technology and Life Sciences Division provided OraSure with a $10.9 million credit facility, composed of a $4 million line of credit for working capital, a $3 million term loan, a $3 million credit line for capital equipment purchases and expansion, and a $900,000 commercial mortgage.

Pursuant to an amendment executed by the parties, the maturity date of the $4 million working capital facility was extended for one year until September 2004, and the $3 million non-revolving credit facility was replaced with a new $4 million non-revolving facility for the purchase of both capital equipment and software. In addition, certain modifications were made to the Company’s financial covenants under the credit facility. The term loan and commercial mortgage were not affected by the renewal.

“We are extremely pleased to have renewed our credit facilities with Comerica,” said Ron Spair, executive vice president and chief financial officer of OraSure Technologies. “As a result of this renewal, we now have approximately $8 million of available credit with Comerica, which we can use to continue to grow and build our business.”

“The renewal of OraSure’s credit facility demonstrates Comerica’s commitment to developing long-term relationships with our customers, providing broad-based financial solutions that meet their changing needs,” said Peter Gibson, vice president in Comerica’s Technology and Life Sciences Division. “We’re pleased to have such an innovative life sciences company in our portfolio and we look forward to supporting OraSure’s continued growth.”

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States as well as internationally to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

About Comerica Bank’s Technology and Life Sciences Division

Comerica’s Technology and Life Sciences Division is one of the nation’s leading technology banking practices, offering a wide range of financial services tailored to corporate customers, entrepreneurs and professionals. Veteran bankers provide credit and financial services and products to young, growing, professionally backed technology and life sciences companies, as well as their more mature counterparts. The Technology and Life Sciences Division serves all major U.S. technology centers from offices coast-to-coast. Comerica is among the 20 largest banking companies in the nation, with $59 billion in assets as of June 30, 2003. For more information, visit www.comerica.com.

Important Information

This press release contains certain forward-looking statements, including with respect to available credit facilities and growth of the Company’s business. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain and timing of obtaining necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

Contacts:

Richard D. Hooper

OraSure Technologies, Inc.

(610) 882-1820

Investorinfo@orasure.com

Adrienne Moch

Pacifico (for Comerica’s Technology and Life Sciences Division)

(408) 293-8600 x319

amoch@pacifico.com

Keith Turner

Comerica Bank–California

(408) 556-5111

keith_turner@comerica.com